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FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
                                                                                                    -------------------------------
                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940



-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |4.  Issuer Name and Ticker or Trading Symbol
1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    |    i3 Mobile, Inc. Symbol: IIIM
                                              |     quiring Statement    |
     Grimes           J.          William     |     (Month/Day/Year)     |
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                | 6. If Amendment, Date
    c/o BG Media Investors L.P.               |       04/05/00           | 5.  Relationship of Reporting  |    of Original
    399 Park Avenue, 19th Floor               |                          |     Person to Issuer           |     (Month/Day/Year)
                                              |                          |     (Check all applicable)     |        04/05/00*
----------------------------------------------|--------------------------|                                |------------------------
                    (Street)                  | 3.  IRS Number of        |                                |7. Individual or Joint/
                                              |     Reporting Person     |      X  Director   __ 10% Owner|   Group Filing
                                              |     (Voluntary)          |      __ Officer    __ Other    |(Check applicable line)
                                              |                          |         (give title   (specify |X  Form filed by One
                                              |                          |          below)        below)  |   Reporting Person
                                              |                          |        _________________       |__ Form filed by More
      New York         New York      10022    |                          |                                |   than One Reporting
                                              |                          |                                |   Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
     Common Stock                                |     4,821,600              |      I                 |Consists of 4,821,600 shares
                                                 |                            |                        |of common stock held by BG
                                                 |                            |                        |Media Investors L.P.
                                                 |                            |                        |Mr. Grimes is a Managing
                                                 |                            |                        |Member of BG Media Investors
                                                 |                            |                        |LLC, the General Partner of
                                                 |                            |                        |BG Media Investors L.P.
                                                 |                            |                        |Mr. Grimes disclaims
                                                 |                            |                        |beneficial ownership of
                                                 |                            |                        |these shares except to the
                                                 |                            |                        |extent of his pecuniary
                                                 |                            |                        |interest therein.
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
===================================================================================================================================
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses)
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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


*    The original filing (Accession Number:  0000894579-00-000024) contained incorrect CCC and CIK numbers for the reporting owner.




                                                                                     J. William Grimes
**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             April 5, 2000
                                                                                     -----------------------------   --------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person
                                                                                                                             Page 2



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